Exhibit 10.7

PAYPAL EMPLOYEE INCENTIVE PLAN

ADOPTED BY THE BOARD OF DIRECTORS ON JUNE 16, 2015

1. PURPOSE.

The PayPal Employee Incentive Plan is an element of PayPal’s overall compensation strategy to align employee compensation with PayPal’s business objectives, strategy, and performance. The Plan is designed to reward PayPal’s employees for delivering measurable results. The purpose of the Plan is to align compensation with quarterly and annual performance and to enable PayPal to attract, retain, and reward highly qualified individuals who contribute to PayPal’s success and motivate them to enhance the value of the Company.

2. DEFINITIONS.

(a) “Board” means PayPal’s Board of Directors.

(b) “Code” means the Internal Revenue Code of 1986, as amended, or the corresponding provisions of any subsequent federal internal revenue law.

(c) “Committee” means the Compensation Committee of PayPal’s Board of Directors (and any committee to which the Compensation Committee has delegated its authority as set forth in Section 3(b) hereof); in any event the Committee shall be comprised of not less than two directors of the Company, each of whom shall qualify in all respects as an “outside director” for purposes of Section 162(m) of the Code.

(d) “Company” or “PayPal” means PayPal Holdings, Inc. or any corporation or business entity of which PayPal (i) directly or indirectly has an ownership interest of 50% or more, or (ii) has a right to elect or appoint 50% or more of the board of directors or other governing body.

(e) “eBay Plan” means the eBay Incentive Plan as in effect immediately prior to the effective time of the Spin-Off.

(f) “Eligible Employee” means all active regular full-time and part-time employees who are notified by the Company that they are eligible to participate in the Plan.

(g) “Employee Matters Agreement” means the Employee Matters Agreement between PayPal and eBay Inc.

(h) “Incentive Award” means any cash or equity incentive payment made under the Plan.

(i) “Performance Period” means the period in which performance is measured for which Incentive Awards are paid, as determined by the Committee.

(j) “Plan” means this plan, which shall be known as the PayPal Employee Incentive Plan.

(k) “Plan Year” means the calendar year.

(l) “Spin-Off” means the distribution of shares of common stock of PayPal to the stockholders of eBay Inc. pursuant to the Separation and Distribution Agreement.

3. ADMINISTRATION.

(a) The Plan shall be administered by the Committee. The Committee shall have full power and authority to:

(i) interpret, construe, and administer all questions of policy and expediency pertaining to the Plan;

(ii) adopt such rules, regulations, agreements, and instruments as it deems necessary for its proper administration;

(iii) select Eligible Employees to receive Incentive Awards;

(iv) determine the terms of the Incentive Awards;

(v) determine the amounts subject to Incentive Awards, including the exclusive right to establish, adjust, pay or decline to pay the Incentive Award for each Eligible Employee, provided that the exercise of such discretion shall not have the effect of increasing any Incentive Award that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code;

(vi) determine whether Incentive Awards will be granted in replacement of, or alternatives to, any other incentive or compensation plan of PayPal or an acquired business unit;

(vii) grant waivers of Plan or Incentive Award conditions;

(viii) determine the form of payment of an Incentive Award, which may be in cash, stock or other property as determined by the Committee;

(ix) correct any defect, supply any omission, or reconcile any inconsistency in the Plan, or any Incentive Award or notice;

(x) take any and all actions it deems necessary or advisable for the proper administration of the Plan;

(xi) adopt such Plan procedures, regulations, subplans and the like as deemed necessary to enable Eligible Employees to receive awards; and

(xii) amend the Plan at any time and from time to time, provided that no amendment to the Plan shall be effective unless approved by PayPal’s stockholders to the extent that such stockholder approval is required under Section 162(m) of the Code with respect to Incentive Awards that are intended to qualify under that Section.

(b) The Committee may delegate its authority to grant and administer Incentive Awards to a separate committee or officer of the Company; however, only the Committee may grant and administer Incentive Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

4. ELIGIBILITY.

All active regular full-time and part-time employees who are notified by the Company that they are eligible to participate in the Plan are eligible to participate in the Plan. Except as otherwise provided by the Committee, Participation begins January 1 or the first full Performance Period of employment for newly hired employees. Employees joining PayPal via an acquisition during the Plan Year will generally be eligible as of the first full Performance Period of employment unless otherwise notified by the Company. Employees who participate in other bonus programs, such as any sales incentive plan, are not eligible to participate in the Plan unless they are specifically made eligible in writing by an executive officer of the Company. In addition, the Company may, in its sole discretion, provide for a payout under the Plan for any employee who has changed positions and, as a result, may have been eligible to participate in the Plan and another bonus program during a Performance Period.

Notwithstanding the above, in connection with the Spin-Off and pursuant to the terms of the Employee Matters Agreement, each employee of the Company or its subsidiaries who was participating in the eBay Plan as of the effective date of the Plan shall become an Eligible Employee as of such effective date.

5. PERFORMANCE MEASURES AND GOALS.

(a) The Committee shall establish performance measures and goals applicable to a particular Performance Period, provided that the outcome of the performance goals are substantially uncertain at the time such goals are established. Under ordinary circumstances, these performance measures shall be established within 90 days of the commencement of an annual Performance Period, or within the period that is the first 25% of any Performance Period that is shorter than twelve (12) months in duration.

(b) Each performance measure applicable to a Performance Period shall identify one or more of the following criteria that are to be monitored for PayPal or any business unit during the Performance Period:

(i) trading volume;

(ii) users;

(iii) gross merchandise volume;

(iv) total payment volume;

(iii) revenue;

(vii) operating income;

(viii) EBITDA and/or net earnings (either before or after interest, taxes, depreciation and amortization);

(viii) net income (either before or after taxes);

(ix) earnings per share;

(x) earnings as determined other than pursuant to United States generally accepted accounting principles (“GAAP”);

(xi) multiples of price to earnings;

(xii) multiples of price/earnings to growth;

(xiii) return on net assets;

(xi) return on gross assets;

(xii) return on equity;

(xiii) return on invested capital;

(xiv) cash flow (including, but not limited to, operating cash flow and free cash flow);

(xv) net or operating margin;

(xvi) economic profit;

(xvii) stock price appreciation;

(xviii) total stockholder return;

(xix) employee productivity;

(xx) market share;

(xxi) volume;

(xxii) customer satisfaction metrics; and

(xxiii) employee engagement/satisfaction metrics.

The measures may be described in terms of growth, an absolute number, or relative to an external group, and may be calculated on a pro forma basis or in accordance with GAAP. The Committee may set Performance Periods and performance goals that differ among Eligible Employees.

(c) The Committee may base performance measures and goals on one or more of the foregoing business criteria.

6. ESTABLISHMENT OF TARGET BONUSES.

The Committee will designate those Eligible Employees who are to be participants in the Plan for that year and will specify the terms and conditions for the determination and payment of an Incentive Award to each Eligible Employee. The Committee may condition the payment of an Incentive Award upon the satisfaction of such objective or subjective standards as it deems appropriate. Under ordinary circumstances, these performance measures shall be established within 90 days of the commencement of a Performance Period, or within the period that is the first 25% of any Performance Period that is shorter than twelve (12) months in duration.

7. INCENTIVE AWARDS.

(a) Incentive Awards may be made on the basis of PayPal and/or business unit performance measures, goals, and formulas determined by the Committee.

(b) No Eligible Employee may receive an Incentive Award of more than $8,000,000 or an equivalent amount of equity based on the fair market value of the Company’s common stock on the date of grant in any Plan Year.

(c) As soon as practicable after the end of each Performance Period, the Committee will certify in writing whether the stated performance goals have been met and will determine the amount, if any, of the Incentive Award to be paid to each Eligible Employee.

(d) In determining the Incentive Award, the Committee will consider the target goals established at the beginning of the Plan Year or applicable Performance Period, the degree to which the established goals were satisfied and any other objective or subjective factors it deems appropriate. The Committee may reduce the amount of, or eliminate altogether, any Incentive Award that would otherwise be payable. Individuals who enter the Plan during the Plan Year may have their awards prorated.

8. PAYMENT OF INCENTIVE AWARDS.

Subject to any election duly and validly made by an Eligible Employee with respect to the deferral of all or a portion of his or her Incentive Award, Incentive Awards shall be paid in cash or equity pursuant to a PayPal equity-based award plan under which securities have been registered on Form S-8 at such times and on such terms as are determined by the Committee in its sole and absolute discretion.

9. SPIN-OFF AND ASSUMPTION OF INCENTIVE AWARDS UNDER THE EBAY PLAN.

In connection with the Spin-Off, all incentive awards granted to any Eligible Employee under the eBay Plan for any performance period (as defined under the eBay Plan) that is pending at the time that the Spin-Off occurs shall be assumed by the Company and shall become administered and paid by the Company pursuant to this Plan and the terms of the Employee Matters Agreement, with such changes, if any, to the performance goals that were applicable to such incentive awards under the eBay Plan as may be necessary in order to reflect the business of the Company following the Spin-Off.

10. NO RIGHT TO BONUS OR CONTINUED EMPLOYMENT.

(a) Neither the establishment of the Plan, the provision for or payment of any amounts hereunder nor any action of the Company, the Board or the Committee with respect to the Plan shall be held or construed to confer upon any person:

(i) any legal right to receive, or any interest in, an Incentive Award or any other benefit under the Plan, or

(ii) any legal right to continue to serve as an officer or employee of the Company or any subsidiary or affiliate of the Company.

(b) The Company expressly reserves any and all rights to discharge any Eligible Employee without incurring liability to any person under the Plan or otherwise. Upon such discharge and notwithstanding any other provision hereof and regardless of whether or not specified performance goals have been achieved or the amount of an Incentive Award has been determined, the Company shall have no obligation to pay any Incentive Award, unless the Committee otherwise expressly provides by written contract or other written commitment.

11. WITHHOLDING.

The Company shall have the right to withhold, or require an Eligible Employee to remit to the Company, an amount sufficient to satisfy any applicable federal, state, local or foreign withholding tax requirements imposed with respect to the payment of any Incentive Award.

12. NONTRANSFERABILITY.

Except as expressly provided by the Committee, the rights and benefits under the Plan are personal to an Eligible Employee and shall not be subject to any voluntary or involuntary alienation, assignment, pledge, transfer or other disposition.

13. UNFUNDED PLAN.

The Company shall have no obligation to reserve or otherwise fund in advance any amounts that are or may in the future become payable under the Plan. Any funds that the Company, acting in its sole and absolute discretion, determines to reserve for future payments under the Plan may be commingled with other funds of the Company and need not in any way be segregated from other assets or funds held by the Company. An Eligible Employee’s rights to payment under the Plan shall be limited to those of a general creditor of the Company.

14. INCENTIVE AWARDS SUBJECT TO CLAWBACK.

The Incentive Awards and any cash payment, stock or other property delivered pursuant to an Incentive Award are subject to forfeiture, recovery by the Company or other action pursuant to any agreement evidencing an Incentive Award or any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

15. ADOPTION, AMENDMENT, SUSPENSION AND TERMINATION OF THE PLAN.

(a) The Plan shall be effective for (i) Awards granted under this Plan on or after the consummation of the Spin-Off and (ii) Awards granted under the eBay Plan and assumed by the Company pursuant to Section 9 hereof.

(b) Subject to the limitations set forth in this subsection, the Board may at any time suspend or terminate the Plan and may amend it from time to time in such respects as the Board may deem advisable; provided, however, that the Board shall not amend the Plan in any of the following respects without the approval of stockholders then sufficient to approve the Plan in the first instance:

(i) To increase the maximum amount of Incentive Award that may be paid under the Plan or otherwise materially increase the benefits accruing to any Eligible Employee under the Plan;

(ii) To materially modify the requirements as to eligibility for participation in the Plan; or

(iii) To change the material terms of the stated performance goals.

(c) No Incentive Award may be awarded during any suspension or after termination of the Plan, and no amendment, suspension or termination of the Plan shall, without the consent of the person affected thereby, alter or impair any rights or obligations under any Incentive Award previously awarded under the Plan.

16. GOVERNING LAW.

The validity, interpretation and effect of the Plan, and the rights of all persons hereunder, shall be governed by and determined in accordance with the laws of Delaware without regard to principles of conflict of laws.